Exhibit 99.1


                      Harrington West Announces Appointment
                of John R. Mason as Chief Investment Officer and
                         Director of Financial Analysis


    SOLVANG, Calif.--(BUSINESS WIRE)--Feb. 27, 2007--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB and its division Harrington Bank, today announced that John R. Mason has accepted the position of Chief Investment Officer and Director of Financial Analysis, effective February 28, 2007. Mr. Mason has a 20 year career in finance, accounting, and investment management and was most recently a portfolio manager for US Central, FCU, responsible for $1.5 billion in short duration fixed income portfolios, including mortgage backed, asset backed, commercial mortgage backed, and other securities. Prior to this position, Mr. Mason was a principal of Smith Breeden Associates, Inc., an investment and interest rate risk management adviser to the Company, responsible for consulting with banking clients on asset/liability and fixed income portfolio matters. Mr. Mason also spent 7 years from 1991 to 1997 as Chief Investment Officer and Coordinator of Financial Analysis for Roosevelt Bank, a savings bank with $10 billion in assets. Mr. Mason is a Certified Public Accountant and Chartered Financial Analyst and holds a BS in Accountancy and a BSBA in Finance from the University of Missouri.

    In commenting on the hiring, Craig J. Cerny, Chairman and CEO of HWFG, said, "We are extremely pleased to have John join our management team. His extensive expertise and experience in risk management, investment management, and financial analysis will be extremely valuable to HWFG as we seek investment opportunities for the Company, control banking risks, and implement products, programs, and strategies to increase our efficiency and profitability over the next several years. I look forward to working with John in our efforts to create excellent shareholder value."

    Harrington West Financial Group, Inc. is a $1.2 billion financial institution holding company for Los Padres Bank and its division, Harrington Bank. It operates sixteen full service banking operations on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $175 million in assets under management or custody.



    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             Lisa F. Watkins, 805-688-6644